EXHIBIT 10.14

AMENDMENT NUMBER THREE
TO THE FLOWSERVE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED NOVEMBER 2, 2018

WHEREAS, Flowserve Corporation (“Flowserve”) maintains the Flowserve Corporation Supplemental Executive Retirement Plan, as amended and restated November 2, 2018 (as amended, the “Plan”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors may amend the
Plan;

WHEREAS, Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan;

WHEREAS, Flowserve desires to amend the Plan to (i) clarify when contribution credits and interest credits added in respect of a plan year will be credited to a Participant’s cash balance account and (ii) provide for greater flexibility with respect to certain distributions of a Participant’s vested benefit under the Plan, in accordance with the applicable provisions of the Code and the regulations promulgated thereunder; and

WHEREAS, the Board of Directors has previously delegated all settlor and administrative authority, including the power to amend the Plan, to the Organization & Compensation Committee, which has in turn delegated the authority to amend the Plan to Flowserve’s Pension and Investment Committee (the “Committee”).

NOW, THEREFORE, pursuant to the powers enumerated in Section 9.1 of the Plan, the Committee hereby amends the Plan in accordance with the foregoing as follows, effective as of January 1, 2024:

1.The first paragraph of Section 4.2 is deleted in its entirety and replaced with the following:

“4.2 Amount of Benefits. Each Eligible Executive Officer shall have a cash balance account. The cash balance account is a bookkeeping account that the Company uses to record an Eligible Executive Officer's opening cash balance account, contribution credits and interest credits earned under the Plan and is not in an actual account having Plan assets allocated to it. Annual contribution credits shall be credited to an Eligible Executive Officer’s cash balance account (i) for the plan year to which such contribution credits relate and (ii) in the plan year following the plan year to which such contribution credits relate. Quarterly interest credits shall be credited to an Eligible Executive Officer’s cash balance account (i) for the quarter to which such contribution credits relate and (ii) in the quarter following the quarter to which such contribution credits relate.”

2.Section 8.13 is hereby amended by adding the following new sentence to the end of such section:
“Notwithstanding any other provisions of the Plan to the contrary, as determined in the sole discretion of the Company, the Participant’s vested benefit under the Plan may be accelerated to pay the Participant’s outstanding Federal Insurance Contributions Act (“FICA”) tax obligation with respect to amounts accrued under the Plan, as well as, to the extent determined by the Company in its sole discretion, any federal, state, local or other taxes required by law to be withheld as a result of such FICA tax, in accordance with Section 1.409A-3(j)(4)(vi) of the Treasury Regulations issued under Section 409A of the Code; provided, however, that such accelerated amount does not exceed the aggregate of the FICA tax and the income tax withholding related to the FICA tax.”

Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer.

FLOWSERVE CORPORATION

By: /s/ Susan Hudson
Susan Hudson
Senior Vice President & Chief Legal Officer

December 16, 2024
Dated